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                                                                   EXHIBIT 11.1



                           DETROIT DIESEL CORPORATION
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


                                                       Three Months Ended June 30,              Six Months Ended June 30,
                                                          1997              1996                    1997            1996
                                                      ------------       -------------           ----------       ---------
Primary net income per share:
  Net income                                           $ 7,400,000        ($16,243,000)       $ 13,752,000        ($7,918,000)
  Pro rata shares:
  Common stock outstanding                              24,699,566          24,697,316          24,699,566         24,697,316
  Common stock equivalents                                  40,687 (1)             301 (2)          13,964 (1)            317 (2)
                                                       -----------       -------------        ------------       ------------
  Weighted average number of shares outstanding         24,740,253          24,697,617          24,713,530         24,697,633
                                                       ===========       =============        ============       ============

Primary net income per share                                 $0.30              ($0.66)              $0.56             ($0.32)
                                                             =====              ======               =====             ======

Fully diluted net income per share:
  Net income                                           $ 7,400,000        ($16,243,000)       $ 13,752,000        ($7,918,000)
  Pro rata shares:
  Common stock outstanding                              24,699,566          24,697,316          24,699,566         24,697,316
  Common stock equivalents                                 104,301 (1)             414 (2)          28,224 (1)            414 (2)
                                                       -----------       -------------        ------------       ------------
  Weighted average number of shares outstanding         24,803,867          24,697,730          24,727,790         24,697,730
                                                       ===========       =============        ============       ============

Fully diluted net income per share                           $0.30              ($0.66)              $0.56             ($0.32)
                                                             =====              ======               =====             ======

------------
(1) Represents the weighted average dilutive effect of 300,250, 267,500, 106,000 and 5,000 stock options exercisable at $20.00, $17.00, $23.75 and
     $18.00 per share, respectively, calculated using the treasury stock method.

(2) Represents the weighted average dilutive effect of 305,560, 108,000 and 5,000 stock options exercisable at $20.00, $23.75 and $18.00 per share, respectively, calculated using the treasury stock method.